Exhibit 4.4

CONTRACT OF EMPLOYMENT

OF:	Tony Wyatt

TITLE:	Executive Director, Head of Customer Operations

DATED:	15 August 2003

This Contract set out the terms on which Abbey National plc ("the Company" or "we" or "us") employs you.

1.	Title and Duration of Employment

1.1	The Company will employ you, and you will work for us as Executive Director, Head of Customer Operations. With your prior consent which shall not be unreasonably withheld, we reserve the right at all times throughout your employment to amend your job title to take into account the changing needs of our business and your role within it.

1.2	Your employment as Executive Director, Head of Customer Operations will begin on 1 September 2003 and will continue (subject to earlier termination as provided in clause 11 below) until terminated either by you or by the Company, as follows:

	1.2.2	You may terminate your employment by giving the Company 6 months' prior notice in writing

	1.2.3	The Company may terminate your employment by giving you:

		-	during the first 12 months of your employment under this Contract, 24 months' prior notice in writing, reducing by 1 month for each completed month of service

		-	during the remainder of your employment, 12 months' prior notice in writing

1.3	You have no prior continuous employment with the Company.

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1.4	The Company's retirement age for both men and women is the first of the month following their 65th Birthday. Unless your employment has terminated at an earlier date, your employment will terminate without any further notice on that date.

2.	Duties

2.1	You will at all times during your employment (unless prevented by incapacity) devote your whole time and attention exclusively to the business of the Company (and any Associated Company in which you are or may from time to time be involved) and perform such duties as the Board shall from time to time require.

2.2	You are responsible to the Board for the execution of agreed policies and for effective management of the Company towards the achievement of objectives agreed with the Board from time to time.

2.3	Subject to the Companies Act 1985 (and any Statutory Instruments made thereunder) and the Memorandum and Articles of Association of the Company, you will be a member of the Board of Directors with effect from 1 September 2003. You will receive a separate letter confirming that appointment.

2.4	You may also be appointed as a Director of any Associated Company on such terms particular to that appointment which are additional to and not in substitution for the terms of this Contract as the Board may from time to time determine.

2.5	You will not without the prior written consent of the Board be employed, engaged, concerned or interested or hold any directorships in any business or activity other than the business of the Company and its Associated Companies save as a registered holder of not more than 3% of any class of publicly quoted securities of any company.

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2.6	You will promptly disclose to us and keep confidential all inventions, copyright works, designs or technical know-how conceived or made by you alone or with others in the course of your employment. You will hold all such intellectual property in trust for the Company and will do everything necessary or desirable at our expense to vest the intellectual property fully in the Company and/or to secure patent or other appropriate forms of protection for the intellectual property. Decisions as to the protection or exploitation of any intellectual property shall be in the absolute discretion of the Company.

3.	Place and Hours of Work

3.1	While your principal place of work will be at the Company's office in London, you will work at and/or travel to such places (inside or outside the United Kingdom) as your duties or the Board may require from time to time.

3.2	You will work such hours (including as a minimum the normal office hours of 9.00 a.m. to 5.00 p.m. Monday to Friday inclusive at your place of work) as are needed for the proper performance of your duties. You will not be entitled to additional pay for overtime.

4.	Remuneration

4.1	You will be paid an annual salary of £400,000.00 which shall accrue daily and is payable by equal monthly instalments on or about the 19th day of each month by credit transfer to an account with the Company or to another suitable bank account nominated by you.

4.2	Your salary is deemed to include any fees receivable for holding any office of Director in the Company or its Associated Companies.

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5.	Pension
The Company shall pay 35% of your annual salary payable monthly in lieu of pension and death-in-service benefit. Such payments shall be made to you direct and/or to any pension or investment plan as you shall direct from time to time. This may include the Company's Staff Stakeholder Pension Scheme. In the event that there is any material change to the Company's pension arrangements for members of the Board, the payment shall be re-negotiated in good faith between you and the Company.

6.	Discretionary Benefits

6.1	From time to time the Company may decide to offer Executive Management and Executive Committee Bonus Schemes and make bonus payments under them at its discretion. The terms of any such Schemes will be advised to eligible employees at the time that they are made available.

6.2	These benefits do not form part of your contractual terms. Whether the Board may grant, vary or withdraw any or all is within its absolute discretion.

7.	Holidays

7.1	In addition to normal Bank and public holidays, you are entitled to 30 working days holiday in each year from January to December to be taken at such time or times as are agreed with the Chief Executive. You will not, without the consent of the Chief Executive, carry forward any unused part of your holiday entitlement to a subsequent year.

7.2	For the year during which your appointment commences or terminates, your holiday entitlement will be calculated pro rata to the number of complete months of your employment by the Company during that year. On termination of your appointment (unless you have been summarily dismissed under clause 11 below) you will, either, be entitled to pay in lieu of outstanding holiday entitlement or be required to repay to the Company any salary received for holiday taken in excess of your actual entitlement.

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8.	Illness Pay

8.1	If you are unavoidably absent from work due to illness, injury or other incapacity, you will report this fact to the Company before 12 noon, where practicable, on the first day of absence and thereafter in accordance with the self-certification and Statutory Sick Pay Regulations a copy of which is available for inspection from the Personnel Department.

8.2	If you are absent from work due to illness, injury or other incapacity duly certified, in accordance with the provisions of clause 8.1 above, you will be paid your normal rate of pay for the first six months and half rate of normal salary during the next six months in accordance with Statutory Sick Pay Regulations provided that such remuneration shall be inclusive of any Statutory Sick Pay to which you are entitled by law.

9.	Medical Examinations

During employment on an annual basis and/or at any intervening time and at the request and expense of the Company you will agree to be examined by a registered medical practitioner to be selected by the Company and permit the results to be made available on a confidential basis to the Chairman of the Board or such other officer of the Company nominated by him and such disclosures will be subject to your rights under the Access to Medical Reports Act 1988.

10.	Confidential Information

10.1	You acknowledge:

(i) that the Company and every Associated Company possess a valuable body of Confidential Business Information;

(ii) that your job will give you access to Confidential Business Information in order that you may carry out your duties as employee;

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	(iii)	that your duties as an employee include, without limitation, a duty of trust and confidence and a duty to act at all times in the best interests of the Company.

10.2	You agree that during the period of your employment by the Company you will:

	(i)	abide by any Company policy which may be issued from time to time;

	(ii)	not directly or indirectly disclose to any person, firm or company or use other than for any legitimate purposes of the Company or Associated Company any Confidential Business Information;

	(iii)	return to the Company upon request and, in any event, on termination of your employment, all documents, computer discs and tapes and other tangible items in your possession or under your control which belong to the Company or any Associated Company which contain or refer to any Confidential Business Information;

	(iv)	if so requested by the Company, delete all Confidential Business Information from any computer discs, tapes or other reusable material in your possession or under your custody or control and destroy all other documents and tangible items in your possession or under your custody or control which contain or refer to any Confidential Business Information.

10.3	You agree that you will not at any time after termination of your employment disclose to any person, firm or company, or make use of, any Confidential Business Information.

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10.4	For the purposes of this paragraph, "Confidential Business Information" shall mean all and any information (whether or not recorded in documentary form or on computer disc or tape) relating to the business methods, corporate plans, management systems, finances or financial affairs, maturing new business opportunities or research and development projects of the Company or any Associated Company and trade secrets, secret formulae, processes, inventions, designs, know-how discoveries, technical specifications and other technical information relating to the creation, production or supply of any past, present or future product or service of the Company or any Associated Company and other information to which the Company or any Associated Company attaches an equivalent level of confidentiality or in respect of which it owes an obligation of confidentiality to any third party

(i) which you shall acquire at any time during your employment by the Company (or acquired during any previous employment with an Associated Company) and

(ii) which is not readily ascertainable by persons not connected with the Company or any Associated Company either at all or without a significant expenditure of labour skill or money.

10.5	Each provision of this clause 10 is independent and severable from the remaining provisions and enforceable accordingly. If any provision of this clause 10 shall be unenforceable for any reason but would be enforceable if part of its wording were deleted it shall apply with such deletions as may be necessary to make it enforceable.

10.6	You will comply (and ensure that your spouse and any minor children comply) with all applicable rules of law or codes, London Stock Exchange regulations and any code of conduct of the Company from time to time in force in relation to dealings in shares, debentures or other securities of the Company or any Associated Company.

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11.	Termination of Employment

11.1	The Company can dismiss you without prior notice or pay in lieu (and you will not be entitled to compensation or damages) if you:

	(i)	commit any act of gross misconduct or gross incompetence or repeat or continue (after written warning) any other breach of your obligations under this Contract of Employment; or

	(ii)	are guilty of any conduct which in the reasonable opinion of the Board brings the Company into disrepute; or

	(iii)	are convicted of any criminal offence which in the reasonable opinion of the Company is sufficiently serious in nature to warrant your immediate dismissal; or

	(iv)	commit any act of dishonesty; or

	(v)	become bankrupt or make any arrangement or composition with your creditors generally, suffer any execution against your effects or have an Administration Order made against you; or

	(vi)	are disqualified from holding office in another company in which you are concerned or interested because of wrongful trading under the Insolvency Act 1986; or

	(vii)	are convicted of an offence under the Companies Securities (Insider Dealing) Act 1985, or under any other present or future statutory enactment or regulations relating to insider dealings; or

	(viii)	resign as a Director of the Company or any Associated Company (otherwise than at the request of the Company or by rotation in accordance with the Articles of Association of the Company or Associated Company) or otherwise through your own act or default cease to be a director of the Company or Associated Company.

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11.2	If your employment is terminated by reason of redundancy (as defined under the Employment Rights Act 1996) you will be entitled to a redundancy payment calculated under the provisions of that Act without prejudice to your other rights under this Agreement.

11.3	Upon termination of this contract (for whatever reason) you will, at the request of the Company,

(i) resign from office as a Director of the Company and of any Associated Companies without claim for compensation and, in the event of your failure to do so, the Company is hereby irrevocably authorised to appoint some person in your name and on your behalf to sign and deliver such resignation or resignations to the Company and to any Associated Companies;

(ii) return all the Company's or Associated Company's documents, computer discs or tapes and all other property in your possession and control belonging to or containing any confidential information of the Company's business which you have received as a Director.

11.4	Notwithstanding the termination of this Contract, its terms shall remain in full force and effect to the extent that and in respect of any of your obligations which are expressed to operate after termination or are of a continuing nature and may be enforced against you accordingly.

11.5	If your employment under this contract is terminated by reason of the liquidation of the Company for the purpose of reconstruction or amalgamation and you are offered employment with any concern or undertaking resulting from the reconstruction or amalgamation on terms and conditions no less favourable than the terms of this Contract then you shall have no claim against the Company in respect of the termination of your employment under this Contract.

11.6	If you serve notice on the Company to terminate your employment (other than as a result of the Company's breach of contract) the Company may in its absolute discretion pay you the Relevant Termination Payment in lieu of notice or require you to take 'garden leave' during the remaining period of your employment (up to a maximum of three months) and a commensurately reduced Relevant Termination Payment.

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11.7	If (other than under clause 11.1 of this contract) the Company serves notice on you to terminate your employment, the Company shall pay you the Relevant Termination Payment in lieu of notice or require you to take 'garden leave' during the remaining period of your employment (up to a maximum of three months) and a commensurately reduced Relevant Termination Payment;

11.8	For the purpose of this clause, the "Relevant Termination Payment" shall mean the amount of your total remuneration for the notice period, which shall include gross salary, pension contributions (under clause 5), and all other benefits and a pro-rata bonus (calculated by reference to the average of bonuses paid to you in the two years immediately prior to termination or (if termination occurs in the first two years of this Contract) by reference to the average percentage bonuses paid to Board members in the previous two years) for the whole of the applicable notice period (reduced by up to a maximum of three months if you shall be required to take garden leave).

11.9	If you are asked to take garden leave you:

	(i)	may not attend your place of work or any other premises of the Company or any Associated Company;

	(ii)	may be asked to resign immediately from any offices you hold as Director in the Company or any Associated Company:

	(iii)	may not be required to carry out duties during the remaining period of your employment;

	(iv)	must return to the Company all documents and other materials (including copies) belonging to the Company or Associated Companies containing Confidential Business Information;

	(v)	may not without the prior written permission of the Company contact or attempt to contact any client, customer, supplier, agent, professional adviser,

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broker or banker of the Company or any Associated Company or any employee of the Company or any Associated Company.

During any period of garden leave you will continue to receive your full salary and benefits.

12.	Financial Services and Markets Act 2000

You will comply with any individual Statement of Regulatory Accountability under the Financial Services and Markets Act 2000 which may be issued to you by the Company. This Statement sets out the particular duties and responsibilities which you have under that Act and with which you are required to comply.

13.	Miscellaneous

13.1	The further particular terms of employment which must be given to you under the Employment Rights Act 1996 are:

(i) Membership of the Abbey National Staff Stakeholder Pension Scheme can be used by you to contract out of the State Earnings Related Pension Scheme if you so wish,

(ii) Any disciplinary or grievance matter between you and the Company will be dealt with between you and the Chief Executive or such other director as the Chief Executive may nominate.

13.2	This Contract and the documents referred to sets out the entire agreement and understanding between you and the Company and is, subject to the provisions under clause 1.3 relating to continuity of employment, in substitution for any previous contracts of employment or for services, all of which are deemed to have been terminated by mutual consent.

13.3	Your terms and conditions of employment are reviewed by the Remuneration Committee from time to time. You will be notified in writing by the Company of any changes to these terms and conditions.

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13.4	The Company will reimburse to you all travelling, hotel, entertainment and other expenses reasonably incurred by you in the proper performance of your duties subject to your complying with Company guidelines issued from time to time in this respect and to the production to the Company of such vouchers or other evidence of actual payment of the expenses as the Company may reasonably require.

13.5	We will issue you with a charge or credit card which you must only use for Company and Associated Company business purposes.

13.6	Any notice given under this contract must be in writing. If you wish to terminate your employment, notice will be regarded as properly served if you give it to the Chief Executive or send it by post to the Chief Executive at the Company's registered office. If the Company wishes to terminate your employment, notice will be regarded as served if given to you personally or if sent by prepaid post to your last known home address.

13.7	Save and except to the extent that they are varied or superseded by this Contract (which shall take precedence in the event of any conflict) you will comply with the Policy Statements and Codes of Conduct set out in Part 2 of the Company's Employee Handbook (as from time to time amended).

14.	Interpretation

14.1	Any reference in this Contract to any Act or legislation made under any Act shall include any statutory modification or re-enactment of it or the provision referred to.

14.2	"Associated Company" means a subsidiary and any other company which is for the time being a holding company of the Company or another subsidiary of any such holding company and the expressions "subsidiary company" and "holding company" shall have the meaning given to them under Section 736 of the Companies Act 1985, or such other company or joint venture arrangement in which the Company has or from time to time has an interest.

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14.3	"The Board" means the Board of Directors of Abbey National plc for the time being including any committee of the Board duly appointed by it.

14.4	"The Chairman" means the person for the time being who is Chairman of the Board.

14.5	"The Chief Executive" means the person for the time being who is Chief Executive of the Company.

14.6	The "Remuneration Committee" means a committee for the time being of the Board who are non-executive directors.

14.7	This Contract is governed by and shall be construed in accordance with English law and the English Courts shall have exclusive jurisdiction.

This contract is executed as a Deed on the date first mentioned above.

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The Common Seal of ABBEY NATIONAL plc
Was hereunto affixed by Order of the
Board of Directors in the presence of:

Executed as a Deed by Tony Wyatt